SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ PreliminaryProxy Statement ☒ Definitive Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, APRIL 27, 2007

To our Shareholders:

March 13, 2007

The 2007 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, April 27, 2007, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of 11 directors;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007; and

3.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 6, 2007 are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Terri L. Turner
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our board of directors solicits your proxy for the 2007 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, April 27, 2007, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on March 13, 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of directors, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”). In addition, our management will report on the Company’s performance during fiscal 2006 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 6, 2007, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 6, 2007 record date, 387,027,873 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 11 director nominees (see Item 1 on page 5); and

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 6).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 11 director nominees listed below and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2007.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Proxy Services, c/o Mellon Bank, N.A., P.O. Box 3510, South Hackensack, NJ 07606;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, April 24, 2007. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item.

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will not be voted on it, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

Who will count the vote?

Representatives of Mellon Investor Services LLC, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Mellon Investor Services Program for Marriott International, Inc. Shareholders administered by Mellon Bank, N.A.; (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan; and (iii) if you are a current or former Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee

Savings Plan participants, as applicable, voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services LLC, at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2007 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2008 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2008 annual meeting of shareholders, shareholder proposals must be received at our offices no later than November 14, 2007. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2008 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address not later than January 28, 2008. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after January 28, 2008, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $6,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to Investor ServiceDirect, the Internet site maintained by our transfer agent, Mellon Investor Services LLC, at www.melloninvestor.com/isd and the step by step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

The number of directors is set by the Board of Directors, is currently 10, and has been expanded to 11 effective as of the 2007 annual meeting of shareholders. At the 2006 annual meeting, management’s proposal to declassify the Board of Directors and establish annual election of all directors was approved. Accordingly, the directors who were elected to three year terms at the 2005 and 2006 annual meetings of shareholders, and who therefore have terms that would have expired after the 2007 annual meeting, submitted their resignations effective as of the 2007 annual meeting. As a result, all of our directors are standing for election at the 2007 annual meeting, and each director elected will hold office for a term expiring at the 2008 annual meeting of shareholders or until his or her successor is elected or appointed.

Each of the Company’s present directors has been nominated for re-election as a director:

J.W. Marriott, Jr.	Floretta Dukes McKenzie	William J. Shaw
Richard S. Braddock	John W. Marriott III	Lawrence M. Small
Lawrence W. Kellner	George Muñoz
Debra L. Lee	Harry J. Pearce

In addition, the Board has nominated Steven S Reinemund for election as a new director.

You can find information on the director nominees beginning on page 6.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

In 2006 the Board of Directors also amended the Company’s bylaws to implement a shareholder proposal that was approved (upon recommendation of the Board) at the 2006 annual meeting of shareholders. The proposal asked the Board to change the voting standard for election of directors from plurality to a majority of votes cast in uncontested elections, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2007 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s bylaws, if a nominee who already serves as a director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation.

The Board recommends a vote FOR each of the 11 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s 2005 and 2006 fees beginning on page 17.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007.

CORPORATE GOVERNANCE

Our Board of Directors

Each of the following individuals presently serves on our Board of Directors and either has a term of office expiring at the 2007 annual meeting or, in connection with the declassification of our Board of Directors, has submitted a resignation effective as of the 2007 annual meeting. The age shown below for each director is as of April 27, 2007, which is the date of the annual meeting. Each director has been nominated one-year term ending at the 2008 annual meeting of shareholders or the election or appointment of his or her successor:

J.W. Marriott, Jr. (Chairman of the Board) Age: 75	Mr. Marriott is Chairman of the Board of Directors and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the Naval Academy Endowment Trust and Chairman of the President’s Export Council. He serves on the board of trustees of the National Geographic Society and The J. Willard & Alice S. Marriott Foundation, the executive committee of the World Travel & Tourism Council, and is a member of The Business Council. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. Mr. Marriott has been a director of the Company or its predecessors since 1964.

John W. Marriott III (Vice Chairman of the Board) Age: 46	Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special taskforce to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as a Director on the Boards of the National Zoo and the Washington Airports Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Richard S. Braddock Age: 65	Mr. Braddock is Chairman of MidOcean Partners, a private equity firm. He is also Chairman of Fresh Direct, an internet grocer. Prior to his positions at MidOcean Partners and Fresh Direct, Mr. Braddock served as Chairman of priceline.com Incorporated, a position he held from August 1998 through April 2004. He also served as Chief Executive Officer at priceline.com Incorporated from 1998 through June 2002. Previously, Mr. Braddock served as Chairman of True North Communications, a global advertising and communications firm, from 1997 to 1999, and was a Principal in the private equity investment firm of Clayton, Dubilier & Rice in 1994 and 1995. Earlier, Mr. Braddock was Chief Executive Officer at Medco Containment Services, Inc., from during 1993. Mr. Braddock joined Citicorp in 1973, serving as President and Chief Operating Officer of the company and its principal subsidiary, Citibank, N.A. from 1990 through 1992. He serves on the Board of Directors of the following publicly traded companies: Cadbury Schweppes plc and Eastman Kodak Company. He also serves on the board of directors of Lenox Hill Hospital and the Lincoln Center for the Performing Arts. Mr. Braddock became a director of the Company in 2004.

Lawrence W. Kellner Age: 48	Mr. Kellner is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 30, 2004, as President from May 2001 to March 2003 and a member of Continental Airlines’ board of directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Mr. Kellner is also a director of the Spring Branch Education Foundation, the Sam Houston Area Council of the Boy Scouts of America, the Greater Houston Partnership and the Air Transport Association. He is also on the Advisory Board of the March of Dimes. Mr. Kellner has been a director of the Company since 2002.

Debra L. Lee Age: 52	Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates Black Entertainment Television and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.-based law firm Steptoe & Johnson. She serves on the boards of directors of the following publicly traded companies: Eastman Kodak Company, WGL Holdings, Inc., and Revlon, Inc. She is also a director of the following professional and civic organizations: the National Cable & Telecommunications Association, Center for Communication, Girls, Inc., the Kennedy Center’s Community & Friends, the National Symphony Orchestra, and the Alvin Ailey Dance Theater. She is a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

Floretta Dukes McKenzie Age: 71	Dr. McKenzie is Senior Advisor to the American Institute for Research. She was the Chairman of The McKenzie Group, Inc. (an educational consulting firm) from 1997 until 2004. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. Dr. McKenzie is a former director of Pepco Holdings, Inc. She is also a director or trustee of UNIFI Mutual Holding Company (Ameritas Life Insurance Corp., Acacia Life Insurance Company, The Union Central Life Insurance Company and affiliated companies), the National Geographic Society, CareFirst (Blue Cross/Blue Shield), Howard University, the White House Historical Association, the Marriott Foundation for People with Disabilities, the American Institute for Research, and Harvard Graduate School of Education Urban Superintendents Program. Dr. McKenzie has served as a director of the Company or its predecessors since 1992.

George Muñoz Age: 55	Mr. Muñoz is a principal in the Washington, D.C.-based firm Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of the following publicly traded companies: Altria Group, Inc., Anixter International, Inc., and Wheeling-Pittsburgh Corporation. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Harry J. Pearce Age: 64	Mr. Pearce is Chairman of Nortel Networks Corporation and Chairman of MDU Resources Group, Inc. He was Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He had served on the Hughes Electronics Corporation board since 1992. Mr. Pearce is a member of the board of directors of The New York Bone Marrow Foundation and President and a director of The Leukemia & Lymphoma Society Research Foundation. He also serves on the board of trustees of Northwestern University. Mr. Pearce has been a director of the Company or its predecessors since 1995.

William J. Shaw Age: 61	Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President-Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In 1992 he was elected President of the Marriott Service Group. Mr. Shaw serves on the board of trustees of the University of Notre Dame. He also serves on the NCAA Leadership Advisory Board. Mr. Shaw has been a director of the Company or its predecessors since 1997.

Lawrence M. Small Age: 65	Mr. Small is the Secretary of the Smithsonian Institution, the world’s largest combined museum and research complex, a position he assumed in 2000. From 1991 until he became the 11th Secretary of the Smithsonian, he served as President and Chief Operating Officer of Fannie Mae. Before joining Fannie Mae, Mr. Small served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, N.A. Mr. Small is a director of The Chubb Corporation, a publicly traded company. He is also a director or trustee of New York City’s Spanish Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, the National Building Museum, and the Woodrow Wilson International Center for Scholars. Mr. Small has served as a director of the Company or its predecessors since 1995.

Roger W. Sant was a member of the Board until his retirement on April 28, 2006 at the 2006 annual meeting. Sterling D. Colton, a former director of the Company’s predecessors, holds the title of director emeritus, but does not vote at or attend Board of Directors meetings and is not a nominee for election.

The Board of Directors met four times in person in 2006. The Company encourages all directors to attend the annual meeting of shareholders. All directors attended the Company’s annual shareholders meeting in 2006. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

New Director Nominee

The Nominating and Corporate Governance Committee of the Board has recommended and the Board of Directors has approved Steven S Reinemund as a new director nominee for a one-year term ending at the 2008 annual meeting or the election or appointment of his successor (his age below is shown as of April 27, 2007, which is the date of the annual meeting of shareholders):

Steven S Reinemund Age: 58	Mr. Reinemund is currently Executive Chairman of the Board of Directors of PepsiCo, Inc., a publicly held global snack and beverage company, a position he is retiring from effective May 2, 2007. He served in a number of positions with PepsiCo since beginning his career at PepsiCo in 1984, including Chairman and Chief Executive Officer from May 2001 through September 2006, and President and Chief Operating Officer from 1999 until May 2001. Mr. Reinemund was elected a director of PepsiCo in 1996. He is also a director of Johnson & Johnson, a public company engaged in the manufacture and sale of health care products; Chairman of the National Minority Supplier Development Council; and a director of the United States Naval Academy Foundation.

Mr. Reinemund was suggested to the Nominating and Corporate Governance Committee as a potential director candidate by our chief executive officer, J.W. Marriott, Jr. The Board has not yet assigned him to any of the Board’s committees.

Governance Principles

The Board has adopted Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility.” A copy may also be obtained upon request from the Company’s Corporate Secretary.

Director Independence

Our Corporate Governance Principles include the following standards for director independence:

5. Independence of Directors. From and after the 2007 Annual Meeting of Shareholders, at least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the following guidelines to assist it in determining director independence:

a.    A director is not independent if, within the preceding three years: (i) the director was employed by Marriott or a Marriott affiliate, or Marriott’s independent auditor or otherwise affiliated with Marriott’s independent auditor; (ii) an immediate family member of the director was employed by Marriott or a Marriott affiliate as an executive officer or by Marriott’s independent auditor in a professional capacity; (iii) the director is, or in the past three years has been, part of an interlocking directorate in which the director is employed by another company for which an executive officer of Marriott is a director who serves on the compensation committee of that other company; or (iv) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from Marriott, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

b.    The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount equal to or less than the greater of $1 million or two percent of the consolidated gross annual revenues of that other company; (ii) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (iii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c.    For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2007, and subsequently reviewed the independence of the new director nominee, Mr. Reinemund. As provided in the Governance Principles, the purpose of these reviews was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that the remaining director nominees each serve as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board further considered that the remaining nominees, other than Mr. Braddock, are also affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold in Marriott’s Governance Principles, with the exception of the Marriott Foundation for People with Disabilities, a charitable organization on whose board Floretta Dukes McKenzie serves. With respect to the Marriott Foundation for People with Disabilities, the Board considered the fact that approximately one-third of the charitable contributions made to the Foundation are made by the Company and the J. Willard and Alice S. Marriott Foundation, and determined that these contributions do not impact Dr. McKenzie’s independence in view of her position with the organization, the size of the contributions and the lack of her involvement in decisions relating to the contributions.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Richard S. Braddock, Lawrence W. Kellner, Debra L. Lee, Floretta Dukes McKenzie, George Muñoz, Harry J. Pearce, Lawrence M. Small, and Steven S Reinemund are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw are considered inside directors, and therefore not independent, as a result of their employment and/or family relationships.

The Board considered Roger W. Sant’s independence in February 2006, shortly before his retirement on April 28, 2006 at the 2006 Annual Meeting, and affirmatively determined that Mr. Sant was independent of the Company and its management.

Committees of the Board

The Board of Directors has five standing committees: Audit, Compensation Policy, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

Members:	Lawrence M. Small (Chair), Lawrence W. Kellner, and George Muñoz. Roger W. Sant was a member of the Committee until his retirement from the Board on April 28, 2006.

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met four times in person and three times telephonically in 2006.

•	There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

•	The Board of Directors has determined the following Audit Committee members are financial experts as defined in SEC rules:

Lawrence M. Small

Lawrence W. Kellner

George Muñoz

Responsibilities include:

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditors.

•

Overseeing the independent auditors’ qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function and independent auditors.

Compensation Policy Committee

Members:	Richard S. Braddock (Chair), Floretta Dukes McKenzie, Lawrence M. Small, and Harry J. Pearce. Roger W. Sant was a member of the Committee until his retirement from the Board on April 28, 2006.

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The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable SEC rules.

•	The Compensation Policy Committee met five times in 2006.

Responsibilities include:

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Establishing the principles related to the compensation programs of the Company and for designing and recommending compensation programs for senior executive officers and directors. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short- and long-term goals, and providing an overall level of remuneration that is competitive and reflective of performance.

•	Recommending to the Board policies and procedures relating to senior officers’ compensation and various employee benefit plans.

•

Setting the annual compensation for the Chairman of the Board, Chief Executive Officer and the President, including salary, bonus, incentive and equity compensation, based upon an annual assessment of performance, and subject to approval by the Board.

•	Approving senior officer salary adjustments, bonus payments, and stock awards.

•	Approving and recommending to the Board the specific amounts of non-employee directors’ compensation.

The Compensation Policy Committee retains a compensation consultant, Pearl Meyer & Partners, which assists the Committee in establishing and implementing executive and director compensation strategy, interpreting competitive compensation data and trends, designing individual compensation packages including but not limited to the amount and form of total compensation and its individual components, and identifying compliance issues relating to executive and director compensation. The consultant is available for most Committee meetings to report and advise on issues at the request of the Committee. The consultant is instructed in its duties by the Committee or its designee, the Executive Vice President, Global Human Resources and receives no other compensation from the Company outside its role as advisor to the Committee.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, Floretta Dukes McKenzie, and George Muñoz.

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The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable SEC rules.

•	The Nominating and Corporate Governance Committee met four times in 2006.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

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Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board of Director members include George Muñoz (Chair), Debra L. Lee, Harry J. Pearce, and William J. Shaw. Company officer members include Amy McPherson, Executive Vice President-Global Sales & Marketing; Norman K. Jenkins, Senior Vice President-North American Lodging Development; Kathleen Matthews, Executive Vice President-Global Communications and Public Affairs; David A. Rodriguez, Executive Vice President-Global Human Resources; and David M. Sampson, Senior Vice President-Diversity Initiatives.

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The members of the Committee consist of at least three or more members of the Board of Directors. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met four times in 2006.

Responsibilities include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base.

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Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee did not meet in 2006.

Responsibilities include:

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Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Non-Employee and Independent Directors

Prior to November 2006, Company policy required non-employee directors to meet without management present at least twice a year and the independent directors to meet without management present at least once a year. In November 2006, the Board changed the policy to require independent directors to meet without management present at least twice a year for 2007 and later years and eliminate the separate meeting requirement for non-employee directors. In 2006, the non-employee directors met without management present two times. One such meeting was also a meeting of independent directors without management present. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the non-employee and independent directors without management present.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee also considers such other relevant factors as it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, One Marriott Drive, Department 52/924.09, Washington, D.C. 20058. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced an Ethical Conduct Policy that applies to all Marriott associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board of Directors. The Ethical Conduct Policy is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance & Social Responsibility.” Any future changes or amendments to our Ethical Conduct Policy, and any waiver of our Ethical Conduct Policy that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board of Directors, will be posted to our Investor Relations website. The Company also maintains a Business Conduct Guide that is available at the same location on our Investor Relations website. A copy of both the Ethical Conduct Policy and the Business Conduct Guide may also be obtained upon request from the Company’s Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the Audit Committee received and discussed with the independent auditors their annual written report on their independence from the Company and its management, as required by the PCAOB Rules.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 29, 2006, for filing with the SEC.

Members of the Audit Committee

Lawrence M. Small, Chair

Lawrence W. Kellner

George Muñoz

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent registered public accounting firm on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2006 and fiscal 2005 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2006 and fiscal 2005. The Audit Committee approved all of the fees presented in the table below.

	Principal Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2006	Principal Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2005
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$5,019,056	$4,909,300
International Statutory Audits(2)	3,727,686	2,307,715

Total Audit Fees	$8,746,742	$7,217,015

Audit-Related Fees(3)	1,873,744	1,889,795
Tax Fees (primarily compliance work)(4)	946,558	721,133
All Other Fees	—	5,000

Total Fees	$11,567,044	$9,832,943

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(4)	Principally tax compliance services related to our international entities. In addition, includes approximately $10,000 and $135,000 of individual tax compliance services procured on behalf of our internationally based expatriate associates for fiscal 2006 and 2005, respectively.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Compensation Committee” or “Committee”), which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by section 402(b) of Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

The Compensation Policy Committee

Richard S. Braddock, Chair

Floretta Dukes McKenzie

Lawrence M. Small

Harry J. Pearce

Compensation Discussion and Analysis

The Company philosophy is that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short- and long-term basis. Accordingly, a significant portion of total compensation is directly related to Company stock performance, Company growth objectives, earnings per share objectives, enhancing Company brands, and other factors that directly or indirectly influence shareholder value. For example, to create and establish a direct link between long-term shareholder interests and our executives’ compensation, the Company has maintained equity and cash incentive compensation programs as a significant component of its total executive compensation strategy. In addition, as discussed below, each element of compensation is designed to provide the Company with the ability to attract and retain important talent both within and outside of our industry while maintaining executive compensation costs that are competitive with market practice.

The Compensation Policy Committee determines and approves total executive remuneration based on its review and evaluation of proposals and recommendations presented by the Company’s senior human resources management. For this purpose, the Company views “total compensation” as consisting of base salary, annual cash incentives, annual equity grants (the amortized value under Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation,” (“FAS No. 123(R)”)) and Company contributions under the Company’s 401(k) plan and Executive Deferred Compensation Plan. To establish total compensation levels, the Committee reviews data collected by the Company’s senior human resources management personnel and analyzed with the assistance of Pearl Meyer & Partners, an independent compensation consulting firm engaged by the Committee. The data reflects compensation practices at companies of approximately Marriott’s revenue size as well as a select mix of hospitality companies (such as Hilton Hotels Corporation and Starwood Hotels & Resorts Worldwide, Inc.), brand companies (such as Anheuser-Busch Companies, Inc. and The Walt Disney Company) and service companies (such as American Express Company and FedEx Corporation) (together the “Comparison Group”). Because the Company recruits executives from outside of the hospitality industry, the Committee believes that it is also appropriate for the Comparison Group to include companies of approximately Marriott’s revenue size that are not necessarily hospitality, brand or service companies. These companies are either individually selected by the Committee or are companies that participate in compensation surveys and that the

Committee believes, based on the recommendation of the compensation consultant, appropriately represent the broad pool of executive talent for which the Company competes. In addition, the Committee occasionally requests that management be present at Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Committee members are allowed to vote on decisions made regarding executive compensation. Utilizing this process, the Committee targets executive total compensation between the market median and the 75th percentile (assuming certain targets are met) of the Comparison Group. The Company believes that exceeding targeted levels may be appropriate in the event of superior Company or individual performance or when an executive performs additional responsibilities outside the traditional scope of his or her position.

As part of the total compensation review process, the Committee reviews each element and the mix of compensation that comprises the total executive compensation package. This process includes comparing prior year data for the executives in the Comparison Group to similar data for the Company’s executives as a group, or individually in the case of the CEO. To support our compensation objectives, the Committee may make adjustments to the Company’s executives’ elements of compensation to bring them closer to that of the Comparison Group executives. For example, the Company does not offer a traditional pension plan, and therefore our executives receive a comparatively smaller allocation of total compensation to retirement pay. The Committee believes that this is an appropriate departure from the practice of the Comparison Group because the Company offers a larger allocation of compensation to equity pay, which provides long-term income potential. In addition to adjusting the allocation among elements of compensation for the executive group, or CEO as the case may be, individual pay may differ for any executive based on individual performance, tenure and a subjective assessment of future potential. Adjustments also may be made to base salary or long-term equity pay based on internal equity among the executive group.

Base Salary

The Company has established executive base salary recommendations based on salary ranges for each executive level (e.g., Executive Vice President). For the executive officers named in the Summary Compensation Table of the annual proxy statement (“Named Executive Officer” or “NEO”), the CEO recommends a base salary increase within that range which are reviewed and approved by the Committee. Each position’s salary is established within targeted levels of total cash compensation as reported in benchmark survey data for similar positions in the Comparison Group. The Committee sets actual base salaries within the prescribed salary range, based on a subjective assessment of factors including tenure, experience and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, merit increase guidelines established by the Company and individual performance over the prior year. The Committee is presented with merit increase guidelines based on external survey information of annual salary increase budgets for the Comparison Groups. Over the past several years, budgeted merit increase guidelines for the Company ranged from 0% to 6.5%. The Committee reviewed the salaries for J.W. Marriott, Jr., and all other executive officers in February 2006. For 2006, Mr. Marriott’s base pay was increased to $1,119,506, a 4.0% base pay increase. The other NEOs received base pay increases ranging from 4.0% to 5.0%, except for Robert J. McCarthy who received a combined base pay increase and pay adjustment for increased scope of responsibility of 15.6%.

Annual Cash Incentives

To motivate the attainment of annual objectives by the Chief Executive Officer and each of the other NEOs, the Company maintains the Marriott International, Inc. Executive Officer Incentive Plan (“Incentive

Plan”) and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”). Under each plan, specific written performance objectives are established annually and approved by the Committee for a threshold, target and maximum level of performance. For each such objective, actual performance is reviewed by the Committee (usually in February following the performance year) against these levels in order to determine the actual payment that occurs following release of the corresponding fiscal year financial results. The payments are made as a percentage of salary within a range that corresponds to the threshold, target or maximum level of performance determined to have been achieved. The Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the performance plans, except that it may not increase payouts under the Incentive Plan. Discretion may be applied in the case of significant business disruption or unusual business events or conditions (e.g., the events of September 11, 2001). In 2006, no discretion was exercised under either plan.

The Incentive Plan is operated pursuant to the shareholder-approved Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan (the “Stock Plan”), and is focused on rewarding participants based upon the Company’s achievement of pre-established financial objectives. These objectives represent the primary goals for the Company’s financial performance for the corresponding fiscal year and, accordingly, are used to set this element of compensation which represents between 50-60% of the executive’s total annual cash incentive opportunity. The Incentive Plan currently has a significant focus on earnings per share (EPS) performance for the NEOs with the exception of Mr. McCarthy, whose goals include a combination of EPS and operating profit from the North American lodging operations division (“NALO”), his primary area of responsibility. The Company uses EPS as a performance measure because it believes that this leads to maximizing shareholder value. For this purpose, the Company uses EPS as reported under Generally Accepted Accounting Principles, which may be adjusted for certain one-time transactions that do not have a direct impact on the business going forward. For 2006, there were no such adjustments. Individual criteria and weighting may vary slightly among eligible executives due to individual scope of responsibility and direct accountability, described below. Since 2001, the NEOs received Incentive Plan payouts based on EPS at the target level or above in five of six years, and based on NALO operating profit in four of six years.

The Individual Plan is focused on objectives related to one or more measures of Company or business/operating unit financial performance other than EPS. Performance measures such as operating profit, revenue and lodging rooms growth, as well as individual performance and customer and owner/franchisee satisfaction results are considered under the Individual Plan. The Company believes that focusing on a balanced scorecard comprised of factors that measure both the “what” and the “how” of achieving financial goals is a key to our success within the hospitality and service industry. Each year, the Committee reviews and approves the performance criteria and weighting of the performance objectives for each eligible executive, based upon recommendations provided by senior management, as discussed above. These criteria and their weighting may vary slightly among the eligible executives by position due to functional accountability and responsibility, and they represent 40% to 50% of an executives’ total annual cash incentive opportunity. These performance factors allow for subjectivity and are intended to establish high standards consistent with the Company’s quality goals which are achievable but not certain to be met. Since 2001, the NEOs received Individual Plan payouts based on growth at the target level or above in five of six years, and based on guest satisfaction in four of six years. During the same period, payouts relating to individual performance and owner/franchisee satisfaction consistently met or exceeded target levels.

Under the combined plans, the aggregate target payments and the respective weightings of the relevant performance measures are displayed in the table below. The threshold award for each component is equal to 25% of the target award. The maximum award for each component is between 135% and 165% of the target award.

Performance Factor	J.W. Marriott, Jr.		Arne M. Sorenson		William J. Shaw		James M. Sullivan		Robert J. McCarthy		Joseph Ryan
	Weight of Total Award (%)	Target Award as % of Salary	Weight of Total Award (%)	Target Award as % of Salary	Weight of Total Award (%)	Target Award as % of Salary	Weight of Total Award (%)	Target Award as % of Salary	Weight of Total Award (%)	Target Award as % of Salary	Weight of Total Award (%)	Target Award as % of Salary
Earnings Per Share(1)	60	54	60	36	60	48	50	30	20	8	60	36
Operating Profit—NALO(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	30	12	n/a	n/a
Individual Performance (2)	20	18	20	12	20	16	15	9	20	8	20	12
Growth Goal(3)	10	9	10	6	10	8	25	15	10	4	10	6
Owner/Franchisee Satisfaction(4)	5	4.5	5	3	5	4	5	3	5	2	5	3
Guest Satisfaction(5)	5	4.5	5	3	5	4	5	3	5	2	5	3
Human Capital(6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	10	4	n/a	n/a

Total	100	90	100	60	100	80	100	60	100	40	100	60

(1)	The threshold, target and maximum performance objectives for EPS and Operating Profit—North American Lodging are set as a percentage of the annual projections.
(2)	Individual objectives are determined based on an assessment of overall performance, which includes but is not limited to: fulfillment of performance standards for the position, achievement of individual objectives, workforce diversity objectives and special contributions/accomplishments above the day-to-day requirements of the position. The Committee makes the assessment of whether each individual’s achievement of the individual performance objectives rises to the threshold, target or maximum award level.
(3)	Assessment of growth is based on the number of rooms developed and the relative net present value delivered per room. The Committee determines whether growth, measured against annual projections, corresponds with a threshold, target or maximum award level.
(4)	Assessment of owner and franchisee overall satisfaction is based on satisfaction survey results over the prior year. Threshold performance indicates some improvement, target performance indicates solid improvement, and maximum performance indicates significant improvement over prior years’ satisfaction scores, as determined by the Committee.
(5)	The Guest Satisfaction assessment is made by the Committee based on survey results for the year relative to pre-established goals.
(6)	Assessment of human capital is measured by the overall discipline’s leadership index score which is based on annual associate opinion surveys.

Applying these plans to the NEOs’ 2006 salaries, the threshold, target and maximum aggregate awards potential under the Incentive and Individual Plans for 2006 are reported in dollars in the Grants of Plan-Based Awards for Fiscal 2006 table, below. Of these amounts, 50% to 60% are payable under the Incentive Plan. No payment is made with respect to a particular objective if performance fails to meet the threshold performance level for that objective. The Compensation Committee reviewed the 2006 accomplishments of the executive officers under the Incentive Plan and Individual Plan in February 2007. The resulting, actual payments for 2006 (paid in 2007) are reported in the Summary Compensation Table, below. All of the NEOs received maximum payouts under the Incentive Plan and above-target payouts under the Individual Plan for 2006.

Stock Incentives

Ownership Guidelines

The Company believes that stock ownership by senior executive management is essential for aligning management’s long-term interests with those of shareholders. To emphasize this principle, stock ownership guidelines require executives above a certain level to own a multiple between one to four (depending upon the executives’ position) of their individual salary grade midpoint in value of Company stock. Executives have five years in their position in which to meet this goal. Each NEO has met his goal, and the majority of the executives have met their goals.

Equity Awards

The Company maintains the Stock Plan under which it makes an annual grant of stock awards to eligible Company management, typically each February. Equity incentives represent a significant element of the Company’s total compensation program. As with other elements, the value received through various stock-based awards is included in the Company’s annual total compensation review process. The review includes an analysis of each specific component that comprises total compensation. Each year, the Company collects and reviews competitive data from the Comparison Group specifically on the use of and value received through equity incentives. From this data, management develops and presents target guidelines for each eligible management level which is reviewed and approved by the Committee. The long-term value and subsequent number of shares issued to each NEO is determined pursuant to the approved guidelines. Individual awards are based on a subjective assessment of individual performance, contribution and future potential.

Over the past several years, significant accounting and legislative changes have led the Company to review its existing programs and focus more closely on stock utilization (overhang and annual run rates). As a result, we have discontinued certain stock awards/programs under the Stock Plan and introduced alternative equity vehicles such as stock-settled stock appreciation rights (SARs) and restricted stock units (RSUs) into our total compensation strategy. Currently, the Company issues RSUs to the majority of eligible senior management as their primary long-term equity incentive. RSUs provide value in the form of Company stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards. In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of RSUs, help the Company achieve its objectives of management retention and linking pay to the Company’s long-term shareholder value. RSUs do not offer dividend or voting rights until they vest and shares are subsequently released to the grantee.

Executives may choose to receive the value of their equity award either as RSUs, SARs or an equal mix of both. SARs deliver the appreciation in Company stock similar to options, but they do not require the payment of an exercise price. Moreover, they use fewer shares from the plan’s authorized stock pool because upon exercise they deliver only the number of shares equivalent in value to the appreciation in the underlying Company stock. The Committee believes that giving the executives this choice of RSUs and/or SARs provides significant reward potential and flexibility to meet the executives’ individual financial planning profiles and needs. The Company is able to provide this choice at no additional expense because, in all cases, the Company determines the number of shares subject to the awards by dividing the desired aggregate dollar value of the award by the FAS No. 123(R) grant-date fair value of the award type elected. Award expenses are accounted for under FAS No. 123(R).

Under the terms of the Stock Plan, the Company also may make supplemental awards of RSUs to key management employees or executives. These awards tend to be relatively infrequent and are presented for approval at quarterly board meetings in recognition of special performance, to retain key management or as a sign-on employment inducement. The value of supplemental stock awards made to executives is taken into consideration in determining the executives’ total annual compensation. The Company considers a number of factors when determining supplemental stock grants such as individual performance, the size of competitive long-term awards, key contributions and previous share grants. When appropriate, the Company considers performance-based, multi-year grants, although none were issued in 2006.

Vesting and Other Restrictions

Equity awards granted under the Stock Plan typically vest 25% on each of the first four anniversaries of their grant date, contingent on continued employment with the Company. With respect to supplemental awards of RSUs, the Company may use a shorter or longer vesting period depending upon the Company’s retention objectives for the individual recipient. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Compensation Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially injurious to the Company. The Company believes that these provisions serve its objectives of retention and connecting the executives’ long-term interests to those of the Company.

A Stock Plan participant who terminates employment and meets the designated age and service requirements with retirement approval of the Compensation Committee or its designee may continue to vest in outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005), and to exercise options and SARs for up to 5 years in accordance with the awards’ original terms. However, for stock awards granted in or after 2006, an executive who terminates with retirement approval forfeits a portion of any stock awards that are granted within the year preceding retirement, proportional to the number of days not worked after termination within that year. An executive becomes eligible for retirement approval upon termination when he or she attains age 55 with 10 years of service with the Company or if he or she becomes permanently disabled. For equity awards granted prior to 2006, retirement approval also may occur at any age upon achieving 20 years of service with the Company. In all cases, however, the Compensation Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct, or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially injurious to the Company. The provisions of the Stock Plan concerning approved retirement, including the recent changes with respect to grants in and after 2006, were developed based on competitive benchmarking of the Comparison Group’s stock plans.

Grant Timing and Pricing

The Company grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This practice is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, nonpublic information which is likely to result in an increase in its stock price, or to delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

Executives derive value from their options and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low prices of the Company stock on the NYSE on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, the Company offers executives the opportunity to defer payment and income taxation of a portion of their salary/commissions, bonus and/or annual cash incentives under the Marriott International, Inc. Executive Deferred Compensation Plan. The Compensation Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. A participant may elect to defer up to 80% of annual salary/commissions, cash bonus and/or non-stock incentive compensation (before reductions for 401(k) contributions), except as otherwise permitted by the plan’s administrator. Participants must make deferral elections in the election period which is prior to the beginning of the plan year in which the related compensation is earned. Such elections are irrevocable for the entire plan year, and the participants may only change the elections for compensation earned in subsequent plan years during the annual election period. The Company may make matching allocations to the Executive Deferred Compensation accounts at its discretion. The Company matching allocations are made with respect to no more than 6% of annual compensation for individuals whose annual compensation is over a level designated by the Executive Vice President, Global Human Resources ($400,000 for 2006), and are made with respect to no more than 3% of annual compensation for other eligible management whose annual compensation is more than a designated level ($210,000 for 2006). In addition, the Company may make an additional discretionary contribution to the plan as a targeted attraction and retention tool. Such amounts typically vest pro rata over four years, or immediately upon retirement at age 55 with 10 years of service or after 20 years of service with approval of the Company’s Executive Vice President, Global Human Resources. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds from which participants may select. Currently, the plan offers a choice of nine benchmark investment funds which are identified in the narrative following the Nonqualified Deferred Compensation table, below.

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the Company’s federal income tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Compensation Committee believes payments under the Executive Officer Incentive Plan as well as stock-settled SAR and option grants satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under the Executive Officer Incentive Plan constitute the majority of aggregate annual cash incentive amounts payable for Mr. Marriott and most other NEOs.

The Individual Plan and RSUs issued under the Stock Plan generally do not meet the requirements for exemption as performance-based compensation under Section 162(m). However, the Committee believes that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, exceeds the cost of being unable to deduct a portion of the executives’ compensation. As a result, it is not uncommon for a portion of the NEOs’ non-excludable annual compensation to exceed $1 million.

Other Compensation

The Company offers certain other perquisites and personal benefits to its executives. One benefit is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, and the use of hotel related services such as Marriott-managed golf and spa facilities, when on personal travel to encourage executive officers to visit and personally evaluate our properties. This and other perquisites and personal benefits are reflected in the relevant tables and narratives which follow. In addition, the executives may participate in Company-wide plans and programs such as the 401(k) plan (including Company match), group medical and dental, vision, long- and short-term disability, group life insurance, accidental death and dismemberment insurance, business travel accident insurance, health care and dependent care spending accounts, retiree medical and other benefits, in accordance with the terms of the programs.

Executive Compensation Tables and Discussion

On June 9, 2006, we completed a two-for-one stock split that was effected in the form of a stock dividend. As a result of the stock split, each shareholder of record at the close of business on May 18, 2006, received one additional share of Class A Common Stock on June 9, 2006, for each share held on May 18, 2006. In the tables and discussions below, all share, option, and unit amounts, all grant and exercise prices, and all per share data for periods prior to the stock split have been retroactively adjusted to reflect the stock split.

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2006 to our Chief Executive Officer, our Chief Financial Officer, to our other three most highly compensated executive officers, and to one former NEO as of December 29, 2006.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option/Stock Appreciation Right Awards (1)($)	Non-Stock Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)(4)($)	Total ($)
J.W. Marriott, Jr.	2006	1,119,506	0		6,000,429	3,770,912	1,376,096	0	329,865	12,596,808
Chairman and Chief Executive Officer
Arne M. Sorenson	2006	609,000	0		895,548	2,213,468	536,834	0	237,109	4,491,959
Executive Vice President, Chief Financial Officer and President—Continental European Lodging
William J. Shaw	2006	908,800	0		3,778,694	1,683,065	982,867	0	398,500	7,751,926
President and Chief Operating Officer
James M. Sullivan	2006	609,000	0		2,086,124	1,937,498	536,834	0	221,732	5,391,188
Executive Vice President Lodging Development
Robert J. McCarthy	2006	500,000	0		600,304	683,229	319,350	0	205,570	2,308,453
President North American Lodging Operations and Global Brand Management
Joseph Ryan(5)	2006	549,000	900,000	(6)	2,091,621	1,654,746	481,198	0	288,427	5,964,991
Executive Vice President and General Counsel

(1)	The value reported for Stock Awards and Option/SAR awards for each executive is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year including awards granted in prior years. The costs for awards made during 2006 are determined in accordance with FAS No. 123(R), disregarding adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under FAS No. 123(R). In accordance with FAS No. 123(R), the Company recognizes, in the year of grant, over 90% of the grant-date value of awards granted in 2006 to executives who are eligible for retirement based on attaining 10 years of service at age 55 or more. All of the NEOs except Messrs. Sorenson and McCarthy met these retirement eligibility requirements as of the grant date of their 2006 awards. The assumptions for making the valuation determinations are set forth in the footnote to our financial statements captioned “Share-Based Compensation” or “Employee Stock Plans” in each of the Company’s Forms 10-K for the fiscal years 2002 through 2006. For additional information on these awards, see the Grants of Plan Based Awards for Fiscal 2006 table, below.

Pursuant to the terms of the Stock Plan, upon his retirement Mr. Ryan forfeited 6,214 restricted stock units granted to him in 2006. The forfeited units had a grant-date value of $214,166 which is not included in this column.

(2)	This column reports all amounts earned under the Company’s Incentive Plan and Individual Plan during the fiscal year. These amounts are paid in February or early March immediately following the fiscal year or can be deferred under certain Company employee benefit plans at the Named Executive Officer’s election as discussed below.

(3)	All Other Compensation consists primarily of Company contributions to executives’ accounts in the Company’s qualified 401(k) plan and the non-tax qualified Executive Deferred Compensation Plan, and personal benefits and perquisites consisting of personal financial services, tax return preparation and advisory services, personal use of the Company jet, spousal accompaniment while on business travel, complimentary rooms, food, and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel related services such as Marriott–managed golf and spa facilities, when on personal travel, and other miscellaneous benefits. Pursuant to SEC rules, perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in aggregate for the fiscal year, and each other element of All Other Compensation is included in the amounts reported in the Summary Compensation Table but not identified when valued at less than $10,000. Company allocations to the Executive Deferred Compensation Plan are also reported in the Nonqualified Deferred Compensation table below. The following table reports the total amount of each executive’s perquisites and personal benefits for the fiscal year for those executives whose total perquisites and personal benefits equaled or exceeded $10,000, and specifies values for perquisites and personal benefits comprising more than the greater of 10% of such total or $25,000.

Name	Personal Use of Company Jet ($)	Executive Life Insurance ($)	Spousal Travel ($)	Executive Tax Services ($)	Other ($)	Total Perquisites and Other Personal Benefits ($)
Mr. Marriott	82,985	47,592		72,800	7,967	211,344
Mr. Shaw			45,233		5,339	50,572

The incremental cost of each individual’s personal use of the Company jet is the sum of (a) allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and (b) the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year. Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third party aircraft management company.

Mr. Marriott received $47,592 in economic benefit from certain life insurance policies held by a trust for the benefit of the Marriott family to which the Company contributed premiums from 1996 through 2002.

(4)	Joseph Ryan also received a cash payment of $99,596 which was his unused accrued, vested paid leave under the Company’s paid leave program.

(5)	Mr. Ryan retired from the Company on December 15, 2006.

(6)	This represents a special one-time payment in recognition of Mr. Ryan’s significant contributions to the Company, including leading and developing the Company’s law department for the past 12 years, championing Marriott’s diversity efforts by establishing the Committee of Excellence, and for on-going guidance and consultation on the Board of Directors of Avendra. In addition, in 2006 Mr. Ryan received the Matthew J. Whitehead, II Diversity Award from the Association of Corporate Counsel, and he accepted an award from the Washington Metropolitan Area Corporate Counsel Association for “Outstanding Law Department of the Year.”

As discussed in the Compensation Discussion and Analysis, the Named Executive Officers are compensated with a combination of salary, bonus, stock and non-stock incentive compensation and certain other benefits and perquisites. The Summary Compensation Table above reports all such compensation of the

Named Executive Officers for the 2006 fiscal year based on their respective dollar values. Non-cash compensation is reported at its fair market value. Equity awards are reported based on the portions expensed during the year of the grant-date fair values of the awards. The Company does not have employment agreements with any of the Named Executive Officers.

Cash Compensation

The Salary and Non-Stock Incentive Plan Compensation columns in the Summary Compensation Table report amounts earned for the fiscal year including amounts that were deferred at the election of the NEO under certain Company employee benefit plans. The Non-Stock Incentive Plan Compensation column reports all amounts earned under the Company’s Incentive Plan and Individual Plan, which for the fiscal year were as follows:

Name	Amounts earned under the Executive Officer Incentive Plan ($)	Amounts earned under the Executive Officer Individual Performance Plan ($)	Total Non-Stock Incentive Plan Compensation ($)
Mr. Marriott	839,629	536,467	1,376,096
Mr. Sorenson	328,860	207,974	536,834
Mr. Shaw	599,808	383,059	982,867
Mr. Sullivan	274,050	262,784	536,834
Mr. McCarthy	162,500	156,850	319,350
Mr. Ryan	296,460	184,738	481,198

Deferred amounts of 2006 compensation are reflected in the Nonqualified Deferred Compensation table, below.

Equity Compensation

As explained in the Compensation Discussion and Analysis, the Company gave executives the choice to receive the value of their annual stock grant in one of three forms: (1) 100% stock-settled SARs, (2) 50% SARs and 50% RSUs, or (3) 100% RSUs. For 2006, each of the NEOs elected 100% RSUs, except Mr. Sullivan who elected 50% SARs and 50% RSUs, and Mr. Sorenson and Mr. McCarthy who elected 100% SARs. The grants of RSUs and SARs to the NEOs for the fiscal year are reported in the Stock Award and Option/Stock Appreciation Right Awards columns in the Summary Compensation Table, respectively, and in the Grants of Plan Based Awards for Fiscal 2006 table, below.

RSUs provide for the future issuance of Company stock upon the release of general restrictions, such as continued employment and non-competition. The awards may in some cases be subject to additional performance restrictions such as attainment of financial objectives, but that was not the case for any awards reported for 2006. Upon exercise of SARs, the executive receives a number of shares of Company stock having an aggregate value equal to the appreciation in the exercised SARs from the date of grant to the date of exercise. Holders of RSUs and SARs do not receive dividends or exercise voting rights until the underlying shares are released from restriction. The awards vest over four years based on continued employment and non-competition, and SARs have a 10-year term.

Additional information concerning the material terms of Stock Awards and SARs granted during the fiscal year is provided in the Grants of Plan Based Awards table and narrative, below. In addition, the Outstanding Equity Awards at Year-End table below provides information concerning awards that were not granted during the fiscal year but remained outstanding at year-end.

Deferred Compensation

Elective deferrals under the Company’s Executive Deferred Compensation Plan are reported in the Summary Compensation Table above in the columns that are associated with the type of compensation (i.e., Salary, Bonus or Non-Stock Incentive Plan Compensation) that is deferred. Company match allocations are included in the values reported in the All Other Compensation column, and are specifically identified in the Nonqualified Deferred Compensation table below and related text.

Grants of Plan-Based Awards for Fiscal 2006

The following table shows the plan-based awards granted to the Named Executive Officers in 2006.

Name	Award Type	Approval Date(1)	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Closing price on Grant Date (3)($/sh)	Exercise or Base Price ($/sh)	Grant Date Fair Value of All Other Stock/Option/ SAR Award ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			151,133	604,533	839,629
	Individual Plan			100,756	403,022	559,753
	RSU	2/2/06	2/13/06				167,000		34.45	34.465	5,755,655
Mr. Sorenson	Incentive Plan			54,810	219,240	328,860
	Individual Plan			36,540	146,160	219,240
	SAR	2/2/06	2/13/06					133,600	34.45	34.465	1,752,164
	RSU(5)	2/2/06	2/13/06				20,000		34.45	34.465	689,300
Mr. Shaw	Incentive Plan			109,056	436,224	599,808
	Individual Plan			72,704	290,816	399,872
	RSU(5)	2/2/06	2/13/06				135,600		34.45	34.465	4,673,454
Mr. Sullivan	Incentive Plan			45,675	182,700	274,050
	Individual Plan			45,675	182,700	274,050
	RSU(5)	2/2/06	2/13/06				45,400		34.45	34.465	1,564,711
	SAR	2/2/06	2/13/06					66,800	34.45	34.465	876,082
Mr. McCarthy	Incentive Plan			25,000	100,000	162,500
	Individual Plan			25,000	100,000	162,500
	SAR	2/2/06	2/13/06					57,192	34.45	34.465	750,073
Mr. Ryan	Incentive Plan			49,410	197,640	296,460
	Individual Plan			32,940	131,760	197,640
	RSU	2/2/06	2/13/06				37,800		34.45	34.465	1,302,777

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board of Directors approved the SARs and Stock Awards at the February 2, 2006 meeting. Pursuant to the Company grant timing procedure described in the Compensation Discussion and Analysis, the grant date of these awards was February 13, 2006, the second trading day following the release of the Company’s 2005 earnings.
(2)	The amounts reported in the column include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives under the Company’s annual cash incentive plans, as discussed in the Compensation Discussion and Analysis. The actual payments for performance under these plans for the fiscal year are reported in the Summary Compensation Table, above.

(3)	This column represents the final closing price of the Company’s class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s grant pricing procedure described in the Compensation Discussion and Analysis, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s class A common stock on the NYSE on the date of grant. In 2006, the exercise price was higher than the closing price.
(4)	The grant date fair value is the value of awards granted in 2006 as determined in accordance with FAS No. 123(R) disregarding that the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards.
(5)	Includes a supplemental award to Mr. Sorenson, Mr. Shaw and Mr. Sullivan of 20,000, 60,000 and 20,000 RSUs, respectively.

The Grants of Plan-Based Awards table reports the dollar value of cash incentive plan awards (at their threshold, target and maximum achievement levels) and the number and value of non-incentive stock awards granted to each Named Executive Officer during the 2006 fiscal year. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the executive, whereas the Summary Compensation Table reports the actual value realized for 2006 (paid in February 2007).

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table shows information about outstanding equity awards at December 29, 2006, the fiscal year end.

	Option/SAR Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable/Unexercisable			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Share/Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned shares, units or other rights that have not vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, units, or other rights that have not vested(3)
Mr. Marriott	Options	495,364	0	n/a	12.2065	2/6/07
	Options	250,986	0	n/a	3.6614	10/20/07
	Options	250,986	0	n/a	3.6024	10/20/07
	Options	209,154	0	n/a	5.9664	10/14/08
	Options	209,154	0	n/a	5.8703	10/14/08
	Options	198,146	0	n/a	6.6681	11/3/09
	Options	198,146	0	n/a	6.5607	11/3/09
	Options	220,162	0	n/a	8.514	11/2/10
	Options	220,162	0	n/a	8.3769	11/2/10
	Options	700,000	0	n/a	22.8675	2/1/11
	Options	156,316	0	n/a	12.5492	11/7/11
	Options	156,316	0	n/a	12.3472	11/7/11
	Options	800,000	0	n/a	18.84	2/19/12
	Options	137,602	0	n/a	15.5184	11/6/12
	Options	137,600	0	n/a	15.2685	11/6/12
	Options	847,500	282,500	n/a	15.105	2/6/13
	Options	384,000	0	n/a	14.1094	11/5/13
	Options	329,400	329,400	n/a	22.81	2/5/14
	Options	600,000	0	n/a	16.5782	11/4/14
	Options	61,500	184,500	n/a	32.16	2/10/15
							231,134	11,029,714	n/a	n/a
Mr. Sorenson	Options	160,000	0	n/a	22.8675	2/1/11
	Options	22,018	0	n/a	11.3757	3/19/11
	Options	22,018	0	n/a	11.5619	3/19/11
	Options	7,926	0	n/a	12.5492	11/7/11
	Options	7,926	0	n/a	12.3472	11/7/11
	Options	220,000	0	n/a	18.84	2/19/12

	Option/SAR Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable/Unexercisable			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Share/Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned shares, units or other rights that have not vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, units, or other rights that have not vested(3)
	Options	14,312	0	n/a	15.5184	11/6/12
	Options	14,312	0	n/a	15.2685	11/6/12
	Options	240,000	80,000	n/a	15.105	2/6/13
	Options	90,000	0	n/a	14.1094	11/5/13
	Options	98,820	98,820	n/a	22.81	2/5/14
	Options	60,000	240,000	n/a	23.80	4/29/14
	Options	150,000	0	n/a	16.5782	11/4/14
	Options	36,900	110,700	n/a	32.16	2/10/15
	SARs	0	133,600	n/a	34.465	2/13/16
							159,800	7,625,656	n/a	n/a
Mr. Shaw	Options	123,292	0	n/a	6.6681	11/3/09
	Options	123,292	0	n/a	6.5607	11/3/09
	Options	114,486	0	n/a	8.514	11/2/10
	Options	114,486	0	n/a	8.3769	11/2/10
	Options	250,000	0	n/a	22.8675	2/1/11
	Options	101,274	0	n/a	12.5492	11/7/11
	Options	101,276	0	n/a	12.3472	11/7/11
	Options	350,000	0	n/a	18.84	2/19/12
	Options	99,074	0	n/a	15.5184	11/6/12
	Options	99,074	0	n/a	15.2685	11/6/12
	Options	375,000	125,000	n/a	15.105	2/6/13
	Options	264,000	0	n/a	14.1094	11/5/13
	Options	148,240	148,240	n/a	22.81	2/5/14
	Options	250,000	0	n/a	16.5782	11/4/14
	Options	27,650	82,950	n/a	32.16	2/10/15
							227,084	10,836,448	n/a	n/a
Mr. Sullivan	Options	37,428	0	n/a	5.9664	10/14/08
	Options	37,428	0	n/a	5.8703	10/14/08
	Options	29,722	0	n/a	6.6681	11/3/09
	Options	29,722	0	n/a	6.5607	11/3/09
	Options	25,320	0	n/a	8.514	11/2/10
	Options	25,320	0	n/a	8.3769	11/2/10
	Options	160,000	0	n/a	22.8675	2/1/11
	Options	50,638	0	n/a	12.5492	11/7/11
	Options	50,638	0	n/a	12.3472	11/7/11
	Options	220,000	0	n/a	18.84	2/19/12
	Options	44,034	0	n/a	15.5184	11/6/12
	Options	44,032	0	n/a	15.2685	11/6/12
	Options	240,000	80,000	n/a	15.105	2/6/13
	Options	132,000	0	n/a	14.1094	11/5/13
	Options	98,820	98,820	n/a	22.81	2/5/14
	Options	150,000	0	n/a	16.5782	11/4/14
	Options	18,450	55,350	n/a	32.16	2/10/15
	SARs	0	66,800	n/a	34.465	2/13/16
							156,642	7,474,956	n/a	n/a
Mr. McCarthy	Options	2	0	n/a	6.6681	11/3/09
	Options	27,500	0	n/a	22.8675	2/1/11
	Options	18,750	0	n/a	15.91	11/1/11
	Options	90,450	30,150	n/a	15.105	2/6/13
	Options	32,940	32,940	n/a	22.81	2/5/14
	Options	6,430	19,290	n/a	32.16	2/10/15
	SARs	0	57,192	n/a	34.465	2/13/16
							90,404	4,314,079	n/a	n/a
Mr. Ryan	Options	130,000	0	n/a	22.8675	2/1/11
	Options	180,000	0	n/a	18.84	12/15/11
	Options	195,000	65,000	n/a	15.105	12/15/11
	Options	132,000	0	n/a	14.1094	12/15/11
	Options	75,760	75,760	n/a	22.81	12/15/11
	Options	150,000	0	n/a	16.5782	12/15/11
	Options	14,250	42,750	n/a	32.16	12/15/11
							68,454	3,266,625	n/a	n/a

(1)	The following table shows the future vesting dates of outstanding unvested options and SARs.

Award Type	Vesting Date	Mr. Marriott	Mr. Sorenson	Mr. Shaw	Mr. Sullivan	Mr. McCarthy	Mr. Ryan
		Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)
Option	2/5/07	164,700	49,410	74,120	49,410	16,470	37,880
Option	2/6/07	282,500	80,000	125,000	80,000	30,150	65,000
Option	2/10/07	61,500	36,900	27,650	18,450	6,430	14,250
SAR	2/13/07	0	33,400	0	16,700	14,298	0
Option	4/29/07	0	60,000	0	0	0	0
Option	2/5/08	164,700	49,410	74,120	49,410	16,470	37,880
Option	2/10/08	61,500	36,900	27,650	18,450	6,430	14,250
SAR	2/13/08	0	33,400	0	16,700	14,298	0
Option	4/29/08	0	90,000	0	0	0	0
Option	2/10/09	61,500	36,900	27,650	18,450	6,430	14,250
SAR	2/13/09	0	33,400	0	16,700	14,298	0
Option	4/29/09	0	90,000	0	0	0	0
SAR	2/13/10	0	33,400	0	16,700	14,298	0

(2)	The following table shows the number and future vesting dates of outstanding unvested restricted stock (RS), RSUs, deferred stock contracts (DSC) and deferred bonus stock (DBS) awards.

Award Type	Vesting Date	Mr. Marriott	Mr. Sorenson	Mr. Shaw	Mr. Sullivan	Mr. McCarthy	Mr. Ryan
		Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)	Amounts Vesting (#)
DBS	1/2/07	0	1,324	3,552	0	924	0
DSC	2/5/07	0	0	0	0	8,000	0
RS	2/6/07	0	7,500	26,000	12,000	0	0
DSC	2/7/07	0	10,000	0	0	0	8,000
RSU	2/15/07	63,128	4,000	48,520	40,764	2,236	26,853
RSU	5/15/07	0	20,000	0	0	0	0
RS	11/5/07	0	4,000	0	0	0	0
RS	11/6/07	0	0	0	0	2,202	0
DSC	11/6/07	0	0	0	0	2,202	0
RSU	12/15/07	0	0	0	0	12,000	0
DBS	1/2/08	0	1,124	2,870	0	782	0
DSC	2/5/08	0	0	0	0	8,000	0
RS	2/6/08	0	7,500	26,000	12,000	0	0
RSU	2/15/08	63,128	4,000	48,520	40,764	2,236	12,853
RSU	5/15/08	0	30,000	0	0	0	0
RS	11/5/08	0	4,000	0	0	0	0
RSU	12/15/08	0	0	0	0	12,000	0
DBS	1/2/09	0	894	2,154	0	596	0
DSC	2/5/09	0	0	0	0	8,000	0
RS	2/6/09	0	7,500	0	0	0	0
RSU	2/15/09	63,128	4,000	48,520	36,764	2,236	12,852
RSU	5/15/09	0	30,000	0	0	0	0
RSU	12/15/09	0	0	0	0	14,000	0
DBS	1/2/10	0	622	1,370	0	414	0
RS	2/6/10	0	7,500	0	0	0	0
RSU	2/15/10	41,750	4,000	18,900	10,350	0	7,896
RSU	12/15/10	0	0	0	0	14,000	0
DBS	1/2/11	0	336	678	0	232	0
RS	2/6/11	0	7,500	0	0	0	0
RSU	2/15/11	0	4,000	0	4,000	0	0
DBS	1/2/12	0	0	0	0	38	0
DBS	1/2/13	0	0	0	0	40	0
DBS	1/2/14	0	0	0	0	36	0
DBS	1/2/15	0	0	0	0	38	0
DBS	1/2/16	0	0	0	0	38	0
DBS	1/2/17	0	0	0	0	38	0
DBS	1/2/18	0	0	0	0	38	0
DBS	1/2/19	0	0	0	0	38	0
DBS	1/2/20	0	0	0	0	40	0

(3)	There are no outstanding unearned Equity Incentive Plan awards for the Named Executive Officers.
(4)	The Market Value is based on the closing price of the Company’s class A common stock on the NYSE on December 29, 2006, which was $47.72.

The Outstanding Equity Awards at Fiscal Year End table reflects the potential value, based on the Company’s year-end stock price, of all outstanding unvested or vested but unexercised equity awards held by the Named Executive Officers as of the last day of the fiscal year. These include RSUs and SARs granted in 2006 (discussed in the Compensation Discussion and Analysis and Plan-based Awards Table and narrative above), as well as restricted stock, restricted stock units, deferred bonus stock, deferred stock contracts and options granted prior to 2006.

The Company has shifted away from the use of restricted stock awards, suspending the issuance indefinitely commencing with the 2003 fiscal year. Previous restricted stock awards were grants of stock that were subject to general restrictions such as continued employment and non-competition. Holders of restricted stock awards receive dividends and may exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period.

The Company discontinued its deferred bonus stock program in 2001. There are two types of deferred bonus stock awards: (1) a current award, which is distributed in ten annual installments beginning one year after the award is granted, or (2) a deferred award, which is distributed in one or up to ten annual installments beginning the January following termination of employment. Both types of deferred bonus stock awards contingently vest in ten equal annual installments beginning one year after the award was made.

Deferred stock contracts are similar to deferred bonus stock awards except that they typically vest in five or ten equal annual installments and generally are distributable in ten annual installments following termination of employment. The Company suspended the issuance of deferred stock contracts indefinitely commencing with the 2003 fiscal year.

Option Exercises and Stock Vested During Fiscal 2006

The following table shows information about option exercises and vesting of restricted stock (RS), RSUs, deferred stock contracts (DSC) and deferred bonus stock (DBS) awards during fiscal year 2006. There were no SAR exercises in 2006 because no SARs had vested as of the end of the fiscal year.

	Option Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Vesting Date	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)(2)
Mr. Marriott	Options	3/14/06	75,204	2,316,204
	Options	3/15/06	200,000	6,174,924
	Options	6/16/06	135,000	4,463,397
	Options	8/30/06	140,204	4,794,887
	Options	10/23/06	495,366	14,526,212
	RSU				2/15/06	21,378		738,503
Mr. Sorenson	DBS				1/3/06	1,322		44,300
	RS				2/1/06	14,000		470,470
	RS				2/6/06	7,500		249,300
	DSC				2/7/06	10,000	(3)	331,825
	RSU				5/15/06	10,000		374,100
	RS				11/6/06	4,000		172,080
Mr. Shaw	Options	10/30/06	130,244	3,845,988
	Options	10/31/06	330,242	9,746,498
	Options	11/1/06	200,000	5,862,320
	DBS				1/3/06	4,342		145,501

	Option Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Vesting Date	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)(2)
	DSC				2/1/06	20,000	(3)	672,050
	RS				2/6/06	26,000		864,240
	RSU				2/15/06	9,620		332,323
Mr. Sullivan	Options	02/13/06	352,260	7,801,678
	RS				2/1/06	12,000		403,260
	RS				2/6/06	12,000		398,880
	RSU				2/15/06	18,414		636,112
Mr. McCarthy	Options	10/23/06	101,100	2,418,183
	DBS				1/3/06	1,068		35,789
	RS				2/1/06	4,000		134,410
	DSC				2/1/06	4,000	(3)	134,410
	DSC				2/5/06	4,000	(3)	132,960
	RSU				2/15/06	2,236		77,243
	RS				11/6/06	2,202		94,730
	DSC				11/6/06	2,202		94,730
	RSU				12/15/06	8,000		371,600
Mr. Ryan	Options	10/25/06	176,130	5,159,780
	Options	11/22/06	158,250	5,122,575
	DSC				2/7/06	8,000	(3)	265,460
	RSU				02/15/06	18,956		654,835

(1)	The value realized upon exercise is based on the current market price at the time of exercise.
(2)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.
(3)	Participants in the Stock Plan were given a one-time opportunity in 2005 to irrevocably elect a distribution of certain vested deferred awards (including the deferred awards that vested in early 2006 as reported here) on March 22, 2006.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, balances and distributions under the Company’s nonqualified Executive Deferred Compensation Plan and Stock Plan for the 2006 fiscal year.

Name	Plan	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)(3)	Aggregate Balance at Last FYE($)(4)
Mr. Marriott	EDC	1,148,705	108,621	696,157	0	12,805,747
	Stock Plan	0	0	78,756	2,196,950	0
Mr. Sorenson	EDC	66,510	211,832	85,486	0	1,861,607
	Stock Plan	0	0	92,175	2,571,270	0
Mr. Shaw	EDC	109,470	338,027	677,390	0	9,045,081
	Stock Plan	0	0	257,551	7,184,526	0
Mr. Sullivan	EDC	582,297	211,832	475,665	0	7,583,043
	Stock Plan	0	0	179,215	4,999,314	0
Mr. McCarthy	EDC	143,963	184,740	98,193	0	925,105
	Stock Plan	0	0	85,357	2,381,089	0
Mr. Ryan	EDC	107,670	178,931	218,459	0	1,720,686
	Stock Plan	0	0	116,365	3,246,074	0

(1)	The EDC values in this column consist of elective deferrals by the Named Executive Officers of salary for the 2006 fiscal year and non-stock incentive plan compensation for 2005 (otherwise payable in 2006) under the Company’s nonqualified Executive Deferred Compensation Plan. The following table indicates the portion of each executive’s 2006 elective contributions that were attributable to 2006 salary which is reported in the Summary Compensation Table. The portion relating to non-stock incentive plan compensation is not included in the Summary Compensation Table because it is related to amounts earned in 2005 and payable in 2006, whereas the Summary Compensation Table reports amounts earned in 2006 and payable in 2007.

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	111,951
Mr. Sorenson	36,540
Mr. Shaw	54,528
Mr. Sullivan	182,700
Mr. McCarthy	75,962
Mr. Ryan	60,390

(2)	The EDC values in this column include aggregate notional earnings during 2006 of each Named Executive Officer’s account in the Executive Deferred Compensation Plan. Aggregate notional earnings in this table are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to mutual funds that are available to holders of certain variable annuity insurance policies. The Stock Plan values in this column include the dollar appreciation during 2006 of the deferred awards described in footnote 3 below.
(3)	Participants in the Stock Plan were given a one-time opportunity in 2005 to irrevocably elect a distribution on March 22, 2006 of certain vested deferred awards that were granted in prior years. All of the Named Executive Officers made such election and this column includes the dollar value of such shares that were distributed in 2006 under awards that were granted and vested prior to 2006.
(4)	This column includes amounts in each Named Executive Officer’s total Executive Deferred Compensation account as of the last day of the fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in each of the Company’s prior year proxies since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxies ($)
Mr. Marriott	9,357,624
Mr. Sorenson	1,001,047
Mr. Shaw	2,739,354
Mr. Sullivan	4,276,284
Mr. McCarthy	0
Mr. Ryan	946,641

Under the Company’s Executive Deferred Compensation Plan, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-stock incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, participants with at least a threshold level of compensation established by the Compensation Committee are eligible for a discretionary Company matching allocation. For 2006, the Company matched 75% on deferrals of the first 6% of compensation for each of the Named Executive Officers. These matching allocations vest 25% per year for each year that the executive remains employed by the Company following the date the Company match is allocated to the executive’s plan account, or if sooner, they vest fully upon approved retirement, death or disability. Additional discretionary Company allocations vest over a term that is determined at the time the contribution is established; no such allocations were made to a Named Executive Officer for 2006.

Accounts in the Executive Deferred Compensation Plan are credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives are indexed to traded mutual funds, and each Named Executive Officer may elect among the investment alternatives in increments of 1% of his or her account. The executive may make daily changes in his or her investment election for future deferrals, and may make monthly transfers of balances between the available investment alternatives. If no investment election is made, a default investment alternative is selected by the plan administrator.

In 2006, the benchmark investments and their respective notional annual rates of return in the Executive Deferred Compensation Plan were as follows:

Benchmark Investment	2006 Rate of Return
Vanguard Money Market Fund	5.0%
PIMCO Total Return	3.8%
Vanguard Balanced Portfolio	8.3%
Fidelity VIP Index 500	15.7%
Fidelity VIP Contrafund	11.7%
GE Premier Growth Equity	9.1%
Vanguard Mid-Cap Index	13.8%
Royce Small Cap	15.6%
Franklin Templeton International	21.7%

Executives may receive a distribution of the vested portion of their Executive Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related notional earnings), upon a specified future date while still employed, as elected by the executive (an “in-service distribution”). Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as a (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. However, if the executive’s vested account balance is less than $10,000, or if the participant fails to make an election regarding the form of distribution, then the distribution will be in the form of a lump sum. In-service distributions may be elected by the executive as a single lump sum cash payment or in annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of any in-service distribution of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. In accordance with procedures permitted by the plan administrator, an executive may change an in-service distribution election or election for a lump sum distribution upon termination of employment, provided that the change is requested at least one year prior to the start of the scheduled payment, and that such change is made to five annual cash payments beginning on the sixth January following such executive’s termination of employment. Installment payments come proportionately from each benchmark fund in which the executive is deemed to be invested, unless he or she elects to have payments come first from amounts credited to the money market fund, in which case, payments will be made from such fund to the extent possible. Separate elections regarding the form of payment can be made for each year of deferrals made by the executive. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur during the six months following termination of employment. Typically, the Named Executive Officers are key employees.

Other Post-Employment Compensation

The Company does not have employment agreements with any of the Named Executive Officers. There are no special rights or provisions applicable to Named Executive Officers upon a change of control of the Company. Furthermore, the Company does not have existing severance agreements with any of the NEOs.

Except as discussed below, the Company does not have any other arrangements providing benefits to the NEOs upon a termination of employment, other than benefits available regardless of the occurrence of any termination of employment, including exercisable stock options and SARs, and benefits available generally to salaried employees such as distributions under the Company’s 401(k) plan, retiree medical benefits and payment of accrued vacation. As discussed in detail in the Compensation Discussion and Analysis, upon approved retirement the Named Executive Officers are eligible for continued vesting of their stock options, SARs, deferred bonus stock, certain restricted stock, certain RSUs and certain deferred stock contract awards under the Stock Plan. However, all such awards granted in or after 2006 are subject to forfeiture on a daily prorated basis for the first year following grant. Retirement eligibility occurs upon termination of employment at age 55 with ten years of service or after 20 years of service, except retirement eligibility only occurs upon termination at or after age 55 with ten years of service for awards granted beginning in 2006. Also beginning in 2006, certain executive RSUs have no additional vesting after retirement. As of December 29, 2006, J.W. Marriott, Jr., William J. Shaw, and James M. Sullivan met the age and/or service conditions for retirement eligibility. The value of unvested option/SAR and stock awards for which these executives would receive continued vesting was $31,319,626, $19,896,683 and $14,292,442 respectively, based on the Company’s fiscal year-end closing stock price of $47.72. Arne M. Sorenson would meet such conditions if he remains employed until October 13, 2013, and Robert J. McCarthy would meet such conditions if he remains employed until May 2, 2008. Joseph Ryan retired with Committee approval in 2006. For all awards, retirement is conditioned upon refraining from competition with the Company and not engaging in certain criminal or other behavior that may injure the Company. These conditions are defined and interpreted by the Compensation Committee under the Stock Plan and enforced by the Company for the remaining term(s) of a retired executive’s outstanding awards.

As discussed above under “Nonqualified Deferred Compensation,” the NEOs participate in the Company’s nonqualified Executive Deferred Compensation Plan. The last column of the Nonqualified Deferred Compensation table on page 33 reports each NEO’s aggregate balance at the Company’s fiscal year-end. The NEOs are entitled to receive the amount in their deferred compensation account in the event of termination of employment, except that Mr. Sorenson would forfeit the unvested portion of his Company contribution account ($107,593 as of December 29, 2006) if his employment had terminated other than on account of death or disability. The account balances continue to be credited with increases or decreases reflecting changes in the value of the benchmark investments between the termination event and the date distributions are made, and therefore amounts received by the NEOs will differ from those shown in the table. See the narrative accompanying that table for information on available types of distribution under the plan.

The Company’s paid leave program provides for the payment of unused accrued and vested leave upon termination of employment. Following his retirement, Joseph Ryan received a payment of $99,596 in unused accrued, vested paid leave. In addition, in connection with any actual change of control or termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits, as the Compensation Policy Committee may determine appropriate.

Directors’ Compensation

For 2006, non-employee directors received compensation in the form of meeting attendance fees and annual cash retainer fees, as well as annual deferred stock awards under the Company’s Stock Plan. The Vice-chair of the Board receives fees and stock awards at 125% of the amount of the other directors. The chairs of the Audit Committee and Compensation Policy Committee of the Board of Directors receive an additional retainer fee to compensate for the responsibilities of those positions. The Company grants the annual deferred stock award following the Company’s annual meeting of shareholders. The deferred stock award is equal in value to the annual cash retainer for each director (disregarding committee chair retainers). In the year prior to the grant of the award, the recipient may choose to have his or her award distributed in a lump sum or in 1 to 10 annual installments following termination from service as a board member. The annual director deferred stock awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed to them. The pricing practices for executive stock awards discussed in the Compensation Discussion and Analysis above are followed for director stock awards.

Attendance and retainer fees are paid on a quarterly basis at or following each Board meeting. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Company’s Executive Deferred Compensation Plan and/or the Stock Plan. As elected by the director, fees that are deferred pursuant to the Stock Plan are credited to the director’s stock unit account in that plan, or are replaced with SARs having equivalent grant-date value, except that only the annual retainer may be replaced with SARs. Non-employee director SARs are granted at fair market value, have a 10-year term, and are immediately vested but cannot be exercised until 1 year following grant. As elected by the director, retainer and meeting fees that are deferred as a deferred stock award may be distributed in a lump sum or in 1 to 10 annual installments following termination from service as a board member. Retainer and meeting fees that are deferred as a deferred stock award accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel related services such as Marriott-managed golf and spa facilities, when on personal travel.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, the Compensation Policy Committee requires that non-employee directors own Company stock or stock units valued at three times the directors’ annual cash and stock retainers. Directors have five years in which to meet this goal. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

The following Director Compensation Table shows the compensation we paid in 2006 to our non-employee directors. Our officers are not paid for their service as directors.

Name	Fees Earned or Paid in Cash(1)(2)($)	Stock Awards (3)(4)($)	All Other Compensation (5)(6)($)	Total ($)
Richard S. Braddock	88,567	60,017	0	148,584
Lawrence W. Kellner	80,000	60,017	0	140,017
Debra L. Lee	76,250	60,017	18,219	154,486
John W. Marriott III	82,813	75,021	0	157,834
Floretta Dukes McKenzie	75,000	60,017	17,521	152,538
George Muñoz	82,500	60,017	0	142,517
Harry J. Pearce	66,250	60,017	0	126,267
Roger W. Sant	12,650	0	14,499	27,149
Lawrence M. Small	120,537	60,017	28,143	208,697

(1)	For 2006, each non-employee director received a retainer fee of $60,000 and an attendance fee of $1,250 for each Board, Committee or shareholder meeting attended. Lawrence M. Small received an additional annual retainer of $20,000 for his services as chair of the Audit Committee. Roger W. Sant received an additional annual retainer of $3,333 for his services as chair of the Compensation Policy Committee from January through April 2006, and Richard S. Braddock received an additional annual retainer of $6,667 for his services as chair of the Compensation Policy Committee beginning in May 2006. Roger W. Sant retired from the board at the 2006 annual meeting of shareholders on April 28, 2006. John W. Marriott III serves as the non-employee Vice Chairman of the Company’s Board of Directors. Relating to his services as a non-employee Vice Chairman, he receives 125 percent of the ordinary annual cash retainer (disregarding committee chair retainers), attendance fees and annual stock award of the non-employee directors.
(2)	The values reported in this column are inclusive of fees that were deferred pursuant to the Executive Deferred Compensation Plan as follows:

Name	Fees Deferred to the Executive Deferred Compensation Plan ($)
Mr. Braddock	44,583
Ms. Lee	4,575
Dr. McKenzie	18,750
Mr. Muñoz	4,950
Mr. Pearce	3,975
Mr. Sant	2,075
Mr. Small	6,075

This column also includes any cash retainer and meeting fee amounts that the directors elected to be credited to their deferred stock unit accounts in the Stock Plan, as well as annual cash retainers that the directors elected to receive as SARs as follows.

Name	Fees Deferred to the Deferred Stock Plan ($)	Fees Elected as a SAR Award ($)
Mr. Braddock	0	43,984
Dr. McKenzie	18,750	0
Mr. Muñoz	56,400	0
Mr. Pearce	62,275	0
Mr. Sant	10,575	0
Mr. Small	19,975	94,487

Because cash retainers and meeting fees otherwise are paid quarterly, deferred stock units were credited to the Stock Plan on, April 10, 2006, July 10, 2006, October 10, 2006, and January 10, 2007. The number of deferred stock units credited to each director’s account was determined by dividing the dollar amount the director elected to defer by the average of the high and low trading prices of the Company’s class A common stock on the respective credit dates, which were $35.84, $37.57, $40.43, and $46.21, respectively. The SARs were granted on the first business day after the annual shareholders meeting. The number of SARs received was determined by dividing the dollar amount of the cash retainer elected by the estimated value of a SAR at the time of grant. The per share value of each SAR as reported in this column was $17.523, determined in accordance with FAS No. 123(R). In 2006, each award was granted on May 1, 2006, at a trading price of $36.66.

(3)	In 2006, each director was granted a deferred stock award on April 28, 2006 for 1,632 shares, except that the Vice Chairman received 2,040 shares. In accordance with the Company’s pricing practices, the awards were determined by dividing each director’s annual retainer fee for the year by the average of the high and low prices of a share of the Company’s class A common stock on the date the awards were granted, which was $36.775 per share.
(4)	The following table indicates the number of outstanding options, SARs, director deferred stock units (DS), Deferred Bonus Stock, (DBS), RSUs, or restricted stock (RS) held by each director at the end of 2006.

Name		Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock Held That Have Not Vested (#)	Number of Shares or Units of Stock Held That Have Vested (#)(2)
	Award Type	Exercisable (#)	Unexercisable (#)
Mr. Braddock	Options	2,904	0
	SARs	0	2,510
	DS			0	3,564
Mr. Kellner	DS			0	8,482
Ms. Lee	DS			0	3,564
Mr. Marriott III(1)	Options	6,430	84,040
	DBS			2,286
	RSU			30,708
	RS			16,000
	DS				2,040
Dr. McKenzie	Options	876	0
	DS			0	38,761
Mr. Muñoz	Options	8,008	0
	DS			0	12,353
Mr. Pearce	DS			0	50,784
Mr. Sant	Options	36,070	0
Mr. Small	Options	38,452	0
	SARs	0	5,392
	DS			0	41,215

(1)	John W. Marriott III’s outstanding options and unvested stock units/shares were granted when he was an employee of the Company.
(2)	This column represents fiscal year-end balances held in the director deferred stock plan.

(5)	This column includes Company allocations made by the Company under the Executive Deferred Compensation Plan for fiscal year 2006.
(6)	We reimburse directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. The directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel related services such as Marriott-managed golf and spa facilities, when on personal travel. Pursuant to SEC rules, perquisites and personal benefits are reported for any director for whom such amounts were at least $10,000 in aggregate for the fiscal year, but not identified when valued at less than the greater of 10% of total perquisites and personal benefits or $25,000. Each other element of All Other Compensation is included in the amounts reported in the Director Compensation Table but not identified when valued at less than $10,000.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 29, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	55,249,307	(1)	$16.88	26,451,503	(2)
Equity compensation plans not approved by shareholders(3)	—			—

Total	55,249,307			26,451,503

(1)	Includes 10,860,362 shares of outstanding deferred stock, deferred stock units, restricted stock and RSUs that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 16,241,769 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 31, 2007, as well as additional information about beneficial owners of 5% or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 15.9 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below is 23.5 percent of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	61,627,726	(2)(3)(4)(5)(6)	15.6%
John W. Marriott III	26,701,546	(3)(4)(7)(8)	6.9%
Richard S. Braddock	26,904	(8)(9)	*
Lawrence W. Kellner	2,000	(8)	*
Debra L. Lee	2,000	(8)	*
Floretta Dukes McKenzie	2,616	(8)(9)	*
George Muñoz	10,008	(8)(9)	*
Harry J. Pearce	8,426	(8)	*
Steven S Reinemund	0		*
William J. Shaw	3,112,687	(9)(10)	*
Lawrence M. Small	98,258	(8)(9)(11)	*

Other Named Executive Officers:
Robert J. McCarthy	291,336	(9)(10)	*
Joseph Ryan	1,274,493	(9)(10)	*
Arne M. Sorenson	1,495,641	(6)(9)(10)	*
James M. Sullivan	1,846,042	(9)(10)	*

All Directors, Nominees and Executive Officers as a Group (21 persons, including the foregoing):	72,149,485	(12)	17.9%

Other 5% Beneficial Owners:
Richard E. Marriott	49,195,984	(2)(13)	12.7%
Stephen G. Marriott	37,351,494	(4)(14)	9.6%
Deborah M. Harrison	26,504,681	(4)(15)	6.8%
David S. Marriott	26,480,415	(4)(16)	6.8%
JWM Family Enterprises, Inc.	24,027,960	(4)(6)	6.2%
JWM Family Enterprises, L.P.	24,027,960	(4)(6)	6.2%

*	Less than 1 percent.

(1)	Based on the number of shares outstanding (387,312,493) on January 31, 2007, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2007, as described below.

(2)	Includes the following 22,709,072 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 5,946,628 shares held by 16 trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 10,435,924 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, and Stephen Garff Marriott serve as co-trustees; (c) 6,060,764 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and for which they serve as co-trustees; and (d) 265,756 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee.

(3)	Includes the following 877,764 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 320,000 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner and in which John W. Marriott III is a limited partner; (b) 508,720 shares held by a trust for the benefit of John W. Marriott III, for which J.W. Marriott, Jr.’s spouse serves as a co-trustee; and (c) 49,044 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees.

(4)	Includes the following 24,027,960 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, Stephen G. Marriott and David S. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 13,200,000 shares owned by Thomas Point Ventures, L.P., and (b) 10,827,960 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. and each of his children is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P., also a limited partnership. The address for the corporation and both limited partnerships is 6106 MacArthur Boulevard, Suite 110, Bethesda, MD 20816.

(5)	Includes the following 14,012,930 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 5,083,588 shares directly held; (b) 6,638,958 shares subject to options and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2007; (c) 279,470 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 1,903,848 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s children, in which his spouse serves as a co-trustee; (e) 48,412 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen Garff Marriott serve as co-trustees; and (f) 58,654 shares owned by the J. Willard Marriott, Jr. Foundation, in which J.W. Marriott, Jr. and his spouse serve as trustees.

(6)	Includes the following shares that are pledged as security: (a) 3,300,000 shares owned by JWM Family Enterprises, L.P. that serve as collateral for obligations of JWM Family Enterprises, L.P. and its affiliates; (b) 1,000 shares owned by J.W. Marriott, Jr. that serve as collateral security for two loans; and (c) 40,699 shares owned by Mr. Sorenson that serve as collateral for a line of credit.

(7)

Includes the following 1,795,822 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (3) and (4): (a) 771,721 shares directly held; (b) 68,546 shares subject to options, restricted stock units and deferred stock agreements currently exercisable or exercisable within 60 days after January 31, 2007; (c) 770,960 shares held in a trust for the benefit of John W. Marriott III (included in footnote (2)(a) above); (d) 16,000 shares of restricted stock awarded under the Stock Plan (holders of restricted stock are entitled to vote their shares, see “Executive and Director Compensation: Summary Compensation Table” at page 25); (e) 31,210 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); and (f) 137,385 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III serves as a co-trustee.

(8)	Does not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our Stock Plan. The combined numbers of shares (a) subject to deferred share awards, and (b) in stock unit accounts of non-employee directors as of January 31, 2007, were as follows: Mr. Braddock: 3,564 shares; Mr. Kellner: 8,482 shares; Ms. Lee: 3,564 shares; John W. Marriott III: 2,040 shares; Dr. McKenzie: 38,862 shares; Mr. Muñoz: 12,658 shares; Mr. Pearce: 51,140 shares; and Mr. Small: 41,315 shares. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed following retirement as a director.

(9)	Includes shares subject to options, stock appreciation rights, restricted stock units and deferred stock agreements currently exercisable or exercisable within 60 days after January 31, 2007, as follows: Mr. Braddock: 2,904 shares; Dr. McKenzie: 876 shares; Mr. Muñoz: 8,008 shares; Mr. Shaw: 2,816,434 shares; Mr. Small: 38,452 shares; Mr. McCarthy: 243,420; Mr. Ryan: 1,028,993 shares; Mr. Sorenson: 1,334,030 shares; and Mr. Sullivan: 1,586,920 shares.

(10)	Includes shares of unvested restricted stock awarded under the Stock Plan as follows: Mr. McCarthy: 2,202 shares; Mr. Shaw: 52,000 shares; Mr. Sorenson: 45,500 shares; and Mr. Sullivan: 24,000 shares. Holders of restricted stock are entitled to vote their shares. See “Executive and Director Compensation: Summary Compensation Table” at page 25.

(11)	Includes 10,800 shares held by two trusts for the benefit of Mr. Small’s two children, for which Mr. Small serves as trustee.

(12)	The 877,764 shares described in footnote (3) and the 24,027,960 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 14,859,809 options, stock appreciation rights and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2007. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 9,496,897 shares (including 8,152,305 options, stock appreciation rights and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2007), or less than one percent of our Class A common stock outstanding as of January 31, 2007.

(13)	Includes the following 26,486,912 shares that Richard E. Marriott reports as beneficially owned, in addition to the 22,709,072 shares referred to in footnote (2): (a) 20,756,694 shares directly held; (b) 276,397 shares owned by Richard E. Marriott’s spouse (Richard E. Marriott disclaims beneficial ownership of these shares); (c) 1,994,954 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his spouse serves as a co-trustee; (d) 3,382,692 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; (e) 72,654 shares owned by the Richard E. and Nancy P. Marriott Foundation, in which Richard E. Marriott and his spouse serve as directors and officers; and (f) 3,521 shares owned by a trust for the benefit of one of Richard E. Marriott’s grandchildren, for which he serves as a trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(14)	Includes the following 13,323,534 shares that Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 1,137,875 shares directly held; (b) 552,220 shares held by a trust for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 787,220 shares held by two trusts for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 43,230 shares held by Stephen G. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 48,412 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (Mr. Marriott disclaims beneficial ownership of such shares); (f) 190,945 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Stephen G. Marriott and the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees; (g) 2,778 shares held in a retirement plan account; (h) 124,930 shares subject to options, stock appreciation rights and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2007; and (i) 10,435,924 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which Stephen G. Marriott serves as co-trustee with J.W. Marriott, Jr. and Richard E. Marriott (included in footnote 2(b) above).

(15)	Includes the following 2,476,721 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 446,475 shares directly held; (b) 688,340 shares held by a trust for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 798,940 shares held by two trusts for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 105,095 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (e) 40 shares held by Deborah M. Harrison’s minor child; (f) 33,777 shares held in four trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (g) 91,202 shares subject to options and restricted stock units held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days (Mrs. Harrison disclaims beneficial ownership of such shares); and (h) 312,852 shares held in five trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees.

(16)	Includes the following 2,452,455 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 959,445 shares directly held; (b) 663,288 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees; (c) 786,960 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 5,278 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 27,830 shares held by two trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees; and (f) 9,654 shares subject to options and restricted stock units currently exercisable or exercisable within 60 days after January 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal 2006 except for the following late reports, each of which was due to administrative error: (i) two Forms 4 each reporting an award of deferred directors’ fees by each of Dr. McKenzie and Messrs. Munoz, Pearce and Small, (ii) a Form 4 amendment by each of Messrs. Fuller, McCarthy, Sorenson, Sullivan and Weisz and two Form 4 amendments by Mr. Cooper, each of which concerned the disposition of shares to cover associated tax liability, (iii) a Form 4 reporting a disposition of shares to cover associated tax liability by John Marriott III, (iv) a Form 4 reporting a stock appreciation rights award by each of Messrs. Berquist, McCarthy, Sorenson and Sullivan, (v) a Form 4 reporting a restricted stock units award by each of Messrs. Berquist, Cooper, Fuller (two awards), Keegan, J.W. Marriott, Jr., Joseph Ryan, Shaw (two awards), Sorenson, Sullivan and Weisz (two awards), and (vi) a Form 3 by Edward A. Ryan and a Form 3 amendment by Stephen G. Marriott regarding their initial holdings of Company shares. An untimely Form 4 amendment regarding a 2005 award of deferred directors’ fees by Mr. Sant and a 2005 restricted stock unit award by Mr. McCarthy also were filed in 2006.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, including John W. Marriott III, the Company’s Vice Chairman, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 13 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007

The Company is also currently in negotiations with Family Enterprises for a Renaissance hotel in Charlotte, North Carolina, with an anticipated opening in Spring of 2007. Our subsidiaries operate (or, in the case of the Charlotte Renaissance, would operate) each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and we expect such arrangements to continue in 2007. In fiscal 2006, we received management fees of approximately $6.5 million plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, the Company has no financial involvement in the hotels listed above or in Family Enterprises. Family Enterprises reimbursed the Company for the cost of employing staff and for office space in the amount of $1,303,250 for 2006.

In July 2006, the Company sold the Dallas, Texas Renaissance hotel to Family Enterprises for a sale price of approximately $38 million. The Company originally acquired the hotel from a third-party in June 2005. The sale to Family Enterprises resulted from a competitive auction process involving other unrelated bidders in which Family Enterprises submitted the most competitive bid.

Our Company was founded by J.W. Marriott, Jr.’s father, and our Board of Directors believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Chairman and Chief Executive Officer and John W. Marriott III’s service as Vice Chairman, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott, David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). Family members of our directors and executive officers are compensated at levels comparable to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2006 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2006
J.W Marriott Jr. and John W. Marriott III	Stephen G. Marriott	Executive Vice President, Company Culture	$500,863
	David S. Marriott	Senior Vice President, Global Sales	$633,422
	Deborah M. Harrison	Vice President, Government Affairs	$88,309	(1)
	Ronald T. Harrison	President, Marriott Lodging of Canada	$504,938
Edwin D. Fuller	Marsha M. Scarbrough	Vice President, Springhill Suites	$256,058
James M. Sullivan	Kathleen S. Tyson	Vice President, Residence Inn	$153,523

(1)	Mrs. Harrison joined the Company on May 13, 2006. Had she been employed for all of 2006, her total compensation would have exceeded $120,000.

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $207,695 for 2006.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s president and chief operating officer, chief financial officer, general counsel, and other executive officers responsible for lodging development, lodging operations and timeshare, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•	ordinary course sales of timeshare, fractional or similar ownership interests at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NYSE corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two disinterested members of the Corporate Growth Committee.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058 or by calling (301) 380-7179. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “Corporate Info and SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2007 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2006 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “Corporate Info & SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Terri L. Turner
Secretary

2007 ANNUAL MEETING INFORMATION

Time and Location. The 2007 annual meeting of shareholders will begin at 10:30 a.m. on Friday, April 27, 2007 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on April 27, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, April 26, 2007, the night before the meeting. To receive these rates, call the number shown below and ask for the shareholder annual meeting rate for April 26, 2007. Please note that a limited number of rooms are offered at this rate and you must call by Friday, April 6. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$228 single, $248 double 1331 Pennsylvania Avenue, N.W. Washington, D.C. 20004 202-393-2000 Near Metro Center Metro Station	Courtyard Washington Embassy Row—$179 1600 Rhode Island Avenue, N.W. Washington, D.C. 20036 1-800-321-2211 Near Farragut North Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 29, 2006. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and William J. Shaw, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 27, 2007 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, April 24, 2007, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-311-4816

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

ITEM 1– ELECTION OF 11 DIRECTORS                (The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN	05 Debra L. Lee	FOR	AGAINST	ABSTAIN	09 Harry J. Pearce	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

02 John W. Marriott III	FOR	AGAINST	ABSTAIN	06 Floretta Dukes McKenzie	FOR	AGAINST	ABSTAIN	10 William J. Shaw	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Richard S. Braddock	FOR	AGAINST	ABSTAIN	07 George Muñoz	FOR	AGAINST	ABSTAIN	11 Lawrence M. Small	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Lawrence W. Kellner	FOR	AGAINST	ABSTAIN	08 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND ☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, April 26, 2007, the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mar Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on

the internet at www.marriott.com/investor by clicking on

“Corporate Info & SEC Filings”